Exhibit 99.b

CROWN EUROPEAN HOLDINGS SA

LETTER TO HOLDERS

To Holders of 6 1/1% First Priority Senior Secured Notes due 2011:

Crown European Holdings SA (the “Company”) is offering upon and subject to the terms and conditions set forth in the Prospectus, dated                     , 2004 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) each €1,000 principal amount of its 6 1/4% First Priority Senior Secured Notes due 2011 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement (the “Registration Statement”) of which the Prospectus is a part, for each €1,000 principal amount of its outstanding 6 1/4% First Priority Senior Secured Notes due 2011 (the “Old Notes”), of which €460,000,000 principal amount is outstanding. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of September 1, 2004, by and among the Company, the Guarantors (as defined therein), Citigroup Global Markets Inc. and Lehman Brothers Inc., as Representatives, and the Initial Purchasers (as defined therein) and the Registration Rights Agreement, dated as of October 6, 2004, by and among the Company, the Guarantors (as defined therein), Citigroup Global Markets Inc. and Lehman Brothers Inc., as Representatives, and the Initial Purchasers (as defined therein).

Briefly, you may either:

a. Tender all or some of your Old Notes, along with a completed and executed Letter of Transmittal, and receive New Notes in exchange; or

b. Retain your Old Notes.

All tendered Existing Notes must be received on or prior to                     , 2005 at 5:00 p.m., New York City Time, (the “Expiration Date”), as shown in the accompanying Prospectus.

Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call the Shareowner Relations Department at (877) 536-3552 of Wells Fargo Bank, N.A. or write Wells Fargo Shareowner Services, Corporate Actions Department, P.O. Box 64858, St. Paul, MN 55164-0858.